MANAGEMENT'S REPORT
Mississippi Power Company 1998 Annual Report

The management of Mississippi Power Company has prepared--and is responsible for--the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based upon a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting control maintains an appropriate cost/benefit relationship.

    The Company's system of internal accounting controls is evaluated on an ongoing basis by the internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, composed of four directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

    In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Mississippi Power Company in conformity with generally accepted accounting principles.



/s/ Dwight H. Evans
Dwight H. Evans
President and Chief Executive Officer


/s/ Michael W. Southern
Michael W. Southern
Vice President, Secretary, Treasurer and
Chief Financial Officer


February 10, 1999

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Mississippi Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Mississippi Power Company (a Mississippi corporation and a wholly owned subsidiary of Southern Company) as of December 31, 1998 and 1997, and the related statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements (pages 12-27) referred to above present fairly, in all material respects, the financial position of Mississippi Power Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.




/s/ Arthur Andersen LLP
Arthur Andersen LLP


Atlanta, Georgia
February 10, 1999

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Mississippi Power Company 1998 Annual Report

RESULTS OF OPERATIONS

Earnings

Mississippi Power Company's 1998 net income after dividends on preferred stock was $55.1 million, reflecting a 2.0 percent or $1.1 million increase over the prior year. This change is primarily attributable to higher retail and wholesale revenues. In 1997, earnings were $54.0 million, up $1.3 million from the prior year. This earnings increase resulted primarily from lower operating expenses.

Revenues

The following table summarizes the factors impacting operating revenues for the past three years:

                                      Increase (Decrease)
                                        From Prior Year
                              -------------------------------------
                                   1998        1997           1996
                              -------------------------------------
                                       (in thousands)
  Retail --
     Change in base
      rates (PEP and
      ECO Plan)                 $   335     $ 3,177       $  (402)
     Sales growth                 4,787         109        11,187
     Weather                      7,091      (1,118)       (5,585)
     Fuel cost
      recovery
      and other                  13,112         948        (1,255)
  -----------------------------------------------------------------
  Total retail                   25,325       3,116         3,945
  ---------------------------------------------------- ------------
  Sales for resale --
     Non-affiliates              16,084       5,464         7,776
     Affiliates                   8,142     (11,606)       14,139
  -----------------------------------------------------------------
  Total sales for
     resale                      24,226      (6,142)       21,915
  Other operating
    revenues                     1,992       2,585         1,616
  -----------------------------------------------------------------
  Total operating
     revenues                   $51,543     $  (441)      $27,476
  =================================================================
  Percent change                    9.5%       (0.1)%         5.3%
  -----------------------------------------------------------------

    Retail revenues of $443 million in 1998 increased 6.1 percent from 1997. Continued growth in the service area and the positive impact of weather on energy sales were the predominant factors contributing to the rise in revenues. Retail revenues for 1997 reflected a 0.8 percent increase over the prior year due to the 1996 Performance Evaluation Plan (PEP) retail rate increase and the January 1997 Environmental Compliance Overview Plan (ECO Plan) retail rate increase. Changes in base rates reflect any rate changes made under the PEP and ECO Plan.

    Fuel revenues generally represent the direct recovery of fuel expense including purchased power. Therefore, changes in recoverable fuel expenses are offset with corresponding changes in fuel revenues and have no effect on net income.

    Energy sales to non-affiliates include economy sales and amounts sold under short-term contracts. Sales for resale to non-affiliates are influenced by those utilities' own customer demand, plant availability, and the cost of their predominant fuels.

    Included in sales for resale to non-affiliates are revenues from rural electric cooperative associations and municipalities located in southeastern Mississippi. Energy sales to these customers increased 9.8 percent in 1998 and
3.6 percent in 1997, with the related revenues rising 11.3 percent and 1.6 percent, respectively. The customer demand experienced by these utilities is determined by factors very similar to Mississippi Power's. Revenues from other sales outside the service area increased in 1998 and 1997 primarily due to power marketing activities. These increases were primarily offset by increases in purchased power from non-affiliates and, as a result, had no significant effect on net income.

    Sales to affiliated companies within the Southern electric system will vary from year to year depending on demand and the availability and cost of generating resources at each company. These sales have no material impact on earnings.

Mississippi Power Company 1998 Annual Report


    Below is a breakdown of kilowatt-hour sales for 1998 and the percent change for the last three years:

                          1998              Percent Change
                       -----------   ------------------------------
                           KWH            1998     1997     1996
                      (in millions)
 Residential             2,249            10.3%    (2.0)%    1.9%
 Commercial              2,623             9.0      4.0      3.3
 Industrial              3,729            (6.4)     0.6      3.8
 Other                      40               -      2.6      1.9
                       ----------
 Total retail            8,641             2.0      0.9      3.2
 Sales for
    Resale --
     Non-affiliates      3,158             9.1      6.2      9.4
     Affiliates            552            15.2    (31.0)   184.7
                       ----------
 Total                  12,351             4.3      0.2      8.7
 ==================================================================

    Residential and commercial sales increased in 1998 10.3 percent and 9.0 percent respectively, and industrial sales decreased 6.4 percent. The increases can be attributed primarily to sales growth and hotter temperatures in the summer months. The decrease in industrial sales was due primarily to a large industrial customer being out of service because of damages incurred from Hurricane Georges. Residential sales in 1997 declined 2.0 percent while sales to commercial and industrial customers increased by 4.0 percent and 0.6 percent, respectively. Milder-than-normal temperatures experienced in 1997 contributed to the moderate sales.

    The Company anticipates continued growth in energy sales as the economy improves within its service area. The casino industry and ancillary services, such as lodging, food, transportation, etc., are some of the factors that may influence the economy of the Company's service area. Also, energy demand is expected to grow as a result of a larger and more fully employed population.

Expenses

Total operating expenses were $515 million in 1998 reflecting an increase of $49.1 million or 10.6 percent over the prior year. The increase was due primarily to higher fuel expenses, higher maintenance and higher other operation costs. In 1997, total operating expenses decreased by 0.3 percent from the prior year due primarily to lower administrative and general expenses.

    Fuel costs are the single largest expense for the Company. Fuel expenses in 1998 increased 10.2 percent due to a 3.1 percent increase in generation and a higher average cost of fuel. In 1998, expenses related to purchased power from non-affiliates increased 133.0 percent and expenses related to purchased power from affiliates decreased 4.6 percent. The increased generation was due to higher demand for energy across the Southern electric system. Further, the higher demand for energy resulted in higher purchased power costs from non-affiliates.

    In 1997, fuel costs increased because of a 1.1 percent increase in generation caused by the higher demand for energy in the retail sector. Expenses related to purchased power from non-affiliates decreased and expenses related to purchased power from affiliates increased due to the availability of energy within the Southern electric system.

    Purchased power expense increased $18 million (128.4 percent) to meet higher territorial energy demands and power marketing activities. Energy purchased for power marketing activities was resold to non-affiliated third parties and had no significant effect on net income. Sales and purchases among Mississippi Power and its affiliates will vary from period to period depending on demand and the availability and variable production cost at each generating unit in the Southern electric system.

    The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated were as follows:

                                     1998     1997      1996
                                  ----------------------------
Total generation
   (millions of kilowatt hours)    10,610   10,289    10,180
Sources of generation
   (percent) --
     Coal                              80       85        85
     Gas                               20       15        15
Average cost of fuel per net
   kilowatt-hour generated
         (cents) --                  1.62     1.54      1.57
==============================================================

    Other operation expenses increased 7.5 percent in 1998 primarily due to continuing expenses related to a new customer service system, modification of certain information systems for year 2000 readiness discussed below, and costs related to work force reduction programs. In 1997, other operation expense decreased 3.5 percent due to lower administrative and general expenses.

Mississippi Power Company 1998 Annual Report


    Maintenance expenses increased 6.6 percent in 1998 due to scheduled maintenance performed at Plants Daniel and Watson, as well as other projects.

    In 1998, depreciation and amortization expenses increased 4.1 percent primarily due to additional plant investment and increased amortization of regulatory assets.

    Comparisons of taxes other than income taxes for 1998 and 1997 show increases of 4.4 percent and 1.1 percent, respectively, due to higher municipal franchise taxes resulting from higher retail revenues.

Effects of Inflation

Mississippi Power is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in long-lived utility plant. Conventional accounting for historical costs does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations, such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from regulatory matters to energy sales growth to a less regulated more competitive environment. Expenses are subject to constant review and cost control programs. See Note 2 to the financial statements under "Workforce Reduction Programs" for information regarding the Company's workforce reduction plan of 1997.

    The Company currently operates as a vertically integrated company providing electricity to customers within its traditional service area located in southeastern Mississippi. Prices for electricity provided by the Company to retail customers are set by the MPSC under cost-based regulatory principles.

    Mississippi Power is also maximizing the utility of invested capital and minimizing the need for capital by refinancing, decreasing the average fuel stockpile, raising generating plant availability and efficiency, and aggressively controlling the construction budget.

    Operating revenues will be affected by any changes in rates under the PEP, the Company's performance based ratemaking plan, and the ECO Plan. PEP has proven to be a stabilizing force on electric rates, with only moderate changes in rates taking place. The ECO Plan provides for recovery of costs (including costs of capital) associated with environmental projects approved by the Mississippi Public Service Commission (MPSC), most of which are required to comply with Clean Air Act Amendments of 1990 (Clean Air Act) regulations. The ECO Plan is operated independently of PEP. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

    The Federal Energy Regulatory Commission (FERC) regulates the Company's wholesale rate schedules, power sales contracts and transmission facilities. The FERC is currently reviewing the rate of return on common equity included in certain contracts and may require such returns to be lowered, possibly retroactively.

    Further discussion of PEP, the ECO Plan, and proceedings before the FERC is found in Note 3 to the financial statements herein.

    Future earnings in the near term will depend upon growth in energy sales, which is subject to a number of factors. These factors include weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in Mississippi Power's service area.

    The electric utility industry in the United States is currently undergoing a period of dramatic change as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Energy Act allows Independent Power Producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for

Mississippi Power Company 1998 Annual Report

a utility's large industrial and commercial customers and sell energy generation to other utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. The Company is aggressively working to maintain and expand its share of wholesale sales in the Southeastern power markets.

    Although the Energy Act does not permit retail transmission access, it was a major catalyst for the current restructuring and consolidation taking place within the utility industry. Numerous federal and state initiatives are in various stages to promote wholesale and retail competition. Among other things, these initiatives allow customers to choose their electricity provider. As these initiatives materialize, the structure of the utility industry could radically change. Restructuring initiatives are being discussed in Mississippi; none have been enacted to date. Enactment would require numerous issues to be resolved, including significant ones relating to transmission pricing and recovery of any stranded investments. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information. The inability of Mississippi Power to recover its investment, including regulatory assets, could have a material adverse effect on the financial condition of the Company.

    The Company is attempting to minimize or reduce its cost exposure. Continuing to be a low-cost producer could provide significant opportunities to increase market share and profitability in markets that evolve with changing regulation. Conversely, unless Mississippi Power remains a low-cost producer and provides quality service, the Company's retail energy sales growth could be limited, and this could significantly erode earnings. The Company is subject to the provisions of FASB Statement 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operation is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

Exposure to Market Risks

Due to cost-based rate regulation, the Company has limited exposure to market volatility in interest rates and prices of electricity. To mitigate residual risks relative to movements in electricity prices, the Company enters into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. Realized gains and losses are recognized in the income statements as incurred. At December 31, 1998, exposure from these activities was not material to the Company's financial position, results of operation, or cash flow. Also, based on the Company's overall interest rate exposure at December 31, 1998, a near-term 100 basis point change in interest rates would not materially affect the financial statements.

New Accounting Standards

The FASB has issued Statement No.133, Accounting for Derivative Instruments and Hedging Activities, which must be adopted by the year 2000. This statement establishes accounting and reporting standards for derivative instruments - including certain derivative instruments embedded in other contracts - and for hedging activities. The Company has not yet quantified the impact of adopting this statement on its financial statements; however, the adoption could increase volatility in earnings and other comprehensive income.

    In March 1998, the American Institute of Certified Public Accountants (AICPA) issued a new Statement of Position, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement requires capitalization of certain costs of internal-use software. The Company adopted this statement in January 1999, and it is not expected to have a material impact on the financial statements.

    In April 1998, the AICPA issued a new Statement of Position, Reporting on the Cost of Start-up Activities. This statement requires that the costs of start-up activities and organizational costs be expensed as incurred. Any of these costs previously capitalized by a company must be written off in the year of adoption. The Company adopted this statement in January 1999, and it is not expected to have a material impact on the financial statements.

Mississippi Power Company 1998 Annual Report


    In December 1998, the Emerging Issues Task Force (EITF) of the FASB issued EITF No. 98-10, Accounting for Contracts Involved in Energy Trading and Risk Management Activities. The EITF requires that energy trading contracts must be marked to market through the income statement, reflecting gains and losses rather than revenues and purchased power expense. Energy trading contracts are defined as energy contracts entered into with the objective of generating profits on or from exposure to shifts or changes in market prices. The Company adopted the required accounting in January 1999, and it is not expected to have a material impact on the financial statements.

Year 2000

Year 2000 Challenge

In order to save storage space, computer programmers in the 1960s and 1970s shortened the year portion of date entries to just two digits. Computers assumed, in effect, that all years began with "19." This practice was widely adopted and hard wired into computer chips and processors found in some equipment. This approach, intended to save processing time and storage space was used until the mid-1990s. Unless corrected before the year 2000, affected software systems and devices containing a chip or microprocessor with date and time function could incorrectly process dates or the systems may cease to function.

    The Company depends on complex computer systems for many aspects of its operations, which include generation, transmission, and distribution of electricity, as well as other business support activities. The Company's goal is to have critical devices or software that are required to maintain operations to be Year 2000 ready by June 1999. Year 2000 ready means that a system or application is determined suitable for continued use through the Year 2000 and beyond. Critical systems include, but are not limited to, safe shutdown systems, turbine generator systems, control center computer systems, customer service systems, energy management systems, and telephone switches and equipment.

Year 2000 Program and Status

The Company's executive management recognizes the seriousness of the Year 2000 challenge and has dedicated adequate resources to address the issue. The Millennium Project is a team of employees, IBM consultants, and other contractors whose progress is reviewed on a monthly basis by a steering committee of Southern Company executives.

    The Company's Year 2000 Program was divided into two phases. Phase I began in 1996 and consisted of identifying and assessing corporate assets related to software systems and devices that contain a computer chip or clock. The first phase was completed in June 1997. Phase 2 consists of testing and remediating high priority systems and devices. Also, contingency planning is included in the phase. Completion of Phase 2 is targeted for June 1999. The Millennium Project will continue to monitor the affected computer systems, devices and applications into the year 2000.

 The Southern Company has completed more than 70 percent of the activities in its work plan. The percentage of completion and projected completion by function is as follows:

                                   Work Plan
--------------------------------------------------------------------------
                                                Remediation     Project
                        Inventory   Assessment    Testing      Completion
--------------------------------------------------------------------------
Generation                100%        100%          70%           6/99
Energy
 Management               100         100           90            6/99
Transmission and
 Distribution             100         100          100            1/99
Telecommunications        100         100           50            6/99
Corporate
 Applications             100         100           90            3/99
--------------------------------------------------------------------------

Year 2000 Costs

Current projected costs for Year 2000 readiness are approximately $4.9 million. These costs include labor necessary to identify, test, and renovate affected devices and systems. From its inception through December 31, 1998, the year 2000 program costs, recognized as expense, amounted to $3.2 million.

Mississippi Power Company 1998 Annual Report


Year 2000 Risks

The Company is implementing a detailed process to minimize the possibility of service interruptions related to Year 2000. The Company believes, based on current tests, that the system can provide customers with electricity. These tests increase confidence, but do not guarantee error-free operations. The Company is taking what it believes to be prudent steps to prepare for the Year 2000, and it expects any interruption in service that may occur within the service territory to be isolated and short in duration.

    The Company expects the risks associated with Year 2000 to be no more severe than the scenarios that its electric system is routinely prepared to handle. The most likely worst case scenario consists of the service loss of one of the largest generating units and/or the loss of any single bulk transmission element in its service territory. The Company has followed a proven methodology for identifying and assessing software and devices containing potential Year 2000 challenges. Remediation and testing of those devices are in progress. Following risk assessment, the Company is preparing contingency plans as appropriate and is participating in North American Electric Reliability Council-coordinated national drills during 1999.

    The Company is currently reviewing the Year 2000 readiness of material third parties that provide goods and services crucial to the Company's operations. Among such critical third parties are fuel, transportation, telecommunication, water, chemical, and other suppliers. Contingency plans based on the assessment of each third party's ability to continue supplying critical goods and services to the Company is being developed.

    There is a potential for some earnings erosion caused by reduced electrical demand by customers because of their Year 2000 issues.

Year 2000 Contingency Plans

Because of experience with hurricanes and other storms, the Company is skilled at developing and using contingency plans in unusual circumstances.
As part of Year 2000 business continuity and contingency planning, the Company is drawing on that experience to make risk assessments and developing additional plans to deal specifically with situations that could arise relative to Year 2000 challenges. The Company is identifying critical operational location, and key employees will be on duty at those locations during the Year 2000 transition. In September 1999, drills are scheduled to be conducted to test contingency plans. Because of the level of detail of the contingency planning process, management feels that the contingency plans will keep any service interruptions that may occur within the service territory isolated and short in duration.

FINANCIAL CONDITION

Overview

The principal change in Mississippi Power's financial condition during 1998 was gross property additions to utility plant of $68 million. Funding for gross property additions and other capital requirements has been provided from operating activities, principally earnings and the non-cash charges to income of depreciation and amortization. The Statements of Cash Flows provide additional details.

Financing Activity

The Company continued to improve its financial position by issuing pollution control bonds and retiring higher-cost issues in 1998. The Company sold $13.5 million of pollution control bonds and increased unsecured debt by $90 million. Retirements, including maturities during 1998, totaled $75 million of first mortgage bonds and $13 million of pollution control bonds. See the Statements of Cash Flows for further details.

    Composite financing rates for the years 1996 through 1998 as of year-end were as follows:

                                    1998     1997     1996
                                 ----------------------------
 Composite interest rate on
     long-term debt                 6.14%    6.16%    6.03%

 Composite preferred stock
     dividend rate                  6.33%    6.33%    6.58%

 Composite interest rate on
     preferred securities           7.75%    7.75%       -
 ============================================================

Mississippi Power Company 1998 Annual Report


    The decrease in the composite dividend rate on preferred stock in 1997 was primarily the result of retirements.

Capital Structure

At year-end 1998, the Company's ratio of common equity to total capitalization, excluding long-term debt due within one year, remained at the same level as in 1997 at 52.1 percent.

Capital Requirements for Construction

The Company's projected construction expenditures for the next three years total $164 million ($67 million in 1999, $52 million in 2000, and $45 million in 2001). The major emphasis within the construction program will be on the upgrade of existing facilities.

    In February 1999, the Company signed an interim construction agency agreement with Escatawpa Funding ("Escatawpa"), a limited partnership, that calls for the Company to design and construct, as agent for Escatawpa, a 1064 megawatt natural gas combined cycle facility. On or before April 30, 1999, Escatawpa and the Company anticipate entering into an Agreement for Lease (which will supersede the interim construction agency agreement), and a Lease Agreement. It is anticipated that the total project will cost approximately $406 million, and upon project completion, the Company will lease the facility from Escatawpa. If the anticipated lease arrangement is not reached, the Company will either exercise its purchase option or Escatawpa will sell the facility to a third party.

    Revisions to projected construction expenditures may be necessary because of factors such as changes in business conditions, revised load projections, the availability and cost of capital, and changes in environmental regulations, and alternatives such as leasing.

Other Capital Requirements

In addition to the funds required for the Company's construction program, approximately $80.1 million will be required by the end of 2001 for present sinking fund requirements and maturities of long-term debt. Mississippi Power plans to continue, when economically feasible, to retire higher cost debt and preferred stock and replace these obligations with lower-cost capital if market conditions permit.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- significantly affected Mississippi Power and the other operating companies of Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating plants in the Southern electric system. As a result of Southern Company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants will be affected.

    Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. Construction expenditures for Phase I compliance totaled approximately $65 million for Mississippi Power.

    For Phase II sulfur dioxide compliance, Southern Company could use emission allowances, increase fuel switching, and/or install flue gas desulfurization equipment at selected plants. Current compliance strategy for Phase II could require total estimated construction expenditures of approximately $70 million, of which $16 million remains to be spent. Phase II compliance is not expected to have a material impact on Mississippi Power.

    Mississippi Power's ECO Plan is designed to allow recovery of costs of compliance with the Clean Air Act, as well as other environmental statutes and regulations. The MPSC reviews environmental projects and the Company's environmental policy through the ECO Plan. Under the ECO Plan, any increase in the annual revenue requirement is limited to 2 percent of retail revenues. Mississippi Power's management believes that the ECO Plan provides for recovery of the Clean Air Act costs. See Note 3 to the financial statements under "Environmental Compliance Overview Plan" for additional information.

    A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking

Mississippi Power Company 1998 Annual Report

provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

    In July 1997, the Environmental Protection Agency (EPA) revised the national ambient air quality standards for ozone and particulate matter. This revision makes the standards significantly more stringent. In September 1998, the EPA issued the final regional nitrogen oxide rules to the states for implementation. The states have one year to adopt and implement the new rules. The final rules affect 22 states that at present does not include Mississippi. The EPA is presently evaluating whether or not to bring an additional 15 states under this regional haze rule. Misssissippi is one of those new 15 states. The EPA rules are being challenged in the courts by several states and industry groups. Implementation of the final state rules could require substantial further reductions in nitrogen oxide emissions from fossil-fired generating facilities and other industry in these states. Implementation of the standards could result in significant additional compliance costs and capital expenditures that cannot be determined until the results of legal challenges are known and the states have adopted their final rules.

    The EPA and state environmental regulatory agencies are reviewing and evaluating various matters including: emission control strategies for ozone non-attainment areas; additional controls for hazardous air pollutant emissions; and hazardous waste disposal requirements. The impact of new standards will depend on the development and implementation of applicable regulations.

    The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur costs to clean up properties currently or previously owned. Upon identifying potential sites, the Company conducts studies, when possible, to determine the extent of any required cleanup costs. Should remediation be determined to be probable, reasonable estimates of costs to clean up such sites are developed and recognized in the financial statements. A currently owned site where manufactured gas plant operations were located prior to the Company's ownership has been investigated for potential remediation. Remediation is scheduled for 1999. See Note 3 to the financial statements under "Environmental Compliance Overview Plan" for additional information.

    Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of any such changes cannot be determined at this time.

    Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect the Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for lawsuits alleging damages caused by electromagnetic fields. The likelihood or outcome of such potential lawsuits cannot be determined at this time.

Sources of Capital

At December 31, 1998, the Company had $76.3 million of unused committed credit agreements. The Company had $13 million of short term notes payable outstanding at year end 1998.

    It is anticipated that the funds required for construction and other purposes, including compliance with environmental regulations, will be derived from sources similar to those used in the past. These sources were primarily the issuances of first mortgage bonds and preferred securities, in addition to pollution control revenue bonds issued for the Company's benefit by public authorities. The Company issued unsecured debt in 1998. In this regard, Mississippi Power sought and obtained stockholder approval in 1997 to amend its corporate charter eliminating restrictions on the amounts of unsecured indebtedness the Company may incur.

    Mississippi Power is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's coverage ratios are sufficiently high enough to permit, at present interest rate levels, any foreseeable security sales. The amount of securities which the Company will be

Mississippi Power Company 1998 Annual Report


permitted to issue in the future will depend upon market conditions and other factors prevailing at that time.

Cautionary Statement Regarding Forward-Looking
Information

This annual report, including the foregoing Management's Discussion and Analysis, contains forward-looking and historical information. The Company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking information; accordingly, there can be no assurance that such indicated results will be realized. These factors include legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry; the extent and timing of the entry of additional competition in the Company's markets; potential business strategies -- including acquisitions or dispositions of assets or internal restructuring -- that may be pursued by the Company; state and federal rate regulation; changes in or application of environmental and other laws and regulations to which the Company is subject; political, legal and economic conditions and developments; financial market conditions and the results of financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena; and other factors discussed in the reports (including Form 10-K) filed from time to time by the Company with the SEC.

STATEMENTS OF INCOME
For the Years Ended December 31, 1998, 1997, and 1996
Mississippi Power Company 1998 Annual Report
===========================================================================================================================
                                                                                      1998            1997            1996
---------------------------------------------------------------------------------------------------------------------------
                                                                                               (in thousands)
Operating Revenues (Notes 1, 3, and 7):
Revenues                                                                       $   576,846     $   533,445      $  522,199
Revenues from affiliates                                                            18,285          10,143          21,830
---------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                           595,131         543,588         544,029
---------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation--
   Fuel                                                                            156,539         142,059         141,532
   Purchased power from non-affiliates                                              33,872          14,536          17,960
   Purchased power from affiliates                                                  36,037          37,794          33,245
   Other                                                                           109,993         102,365         106,061
Maintenance                                                                         50,404          47,302          47,091
Depreciation and amortization                                                       47,450          45,574          44,906
Taxes other than income taxes                                                       45,965          44,034          43,545
Federal and state income taxes (Note 8)                                             34,499          31,968          32,618
---------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                           514,759         465,632         466,958
---------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                    80,372          77,956          77,071
Other Income (Expense):
Interest income                                                                        947             857             239
Other, net                                                                           2,498           2,368           4,145
Income taxes applicable to other income                                               (165)            588            (932)
---------------------------------------------------------------------------------------------------------------------------
Income Before Interest and Other Charges                                            83,652          81,769          80,523
---------------------------------------------------------------------------------------------------------------------------
Interest  and Other Charges:
Interest on long-term debt                                                          20,567          19,856          19,898
Interest on notes payable                                                              943              96           1,416
Amortization of debt discount, premium, and expense, net                             1,446           1,577           1,547
Other interest charges                                                                 790             574              40
Distributions on preferred securities of subsidiary trust                            2,796           2,369               -
---------------------------------------------------------------------------------------------------------------------------
Interest and other charges, net                                                     26,542          24,472          22,901
---------------------------------------------------------------------------------------------------------------------------
Net Income                                                                          57,110          57,297          57,622
Dividends on Preferred Stock                                                         2,005           3,287           4,899
--------------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                                  $    55,105     $    54,010      $   52,723
===========================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1998, 1997,  and 1996
Mississippi Power Company 1998 Annual Report

================================================================================================================================
                                                                                            1998           1997            1996
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (in thousands)
Operating Activities:
Net income                                                                          $     57,110    $    57,297     $    57,622
Adjustments to reconcile net income to net
     cash provided by operating activities--
         Depreciation and amortization                                                    51,517         49,661          50,551
         Deferred income taxes                                                            11,620         (1,809)             74
         Other, net                                                                      (12,175)         3,206           9,443
         Changes in certain current assets and liabilities--
            Receivables, net                                                              (5,486)        (8,583)          5,118
            Inventories                                                                   (5,050)         3,148           4,973
            Payables                                                                        (389)         8,357           2,077
            Taxes accrued                                                                 (2,457)         2,515             532
            Other                                                                         (1,604)         1,465            (240)
--------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                               93,086        115,257         130,150
--------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                                 (68,231)       (55,375)        (61,314)
Other                                                                                       (324)          (489)         (2,258)
--------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                                   (68,555)       (55,864)        (63,572)
--------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Proceeds--
     Capital contribution                                                                     85              -              27
     Pollution control bonds                                                              13,520              -               -
     Preferred securities                                                                      -         35,000               -
     Other long-term debt                                                                 90,000              -          80,000
Retirements--
     Preferred stock                                                                         (87)       (42,518)              -
     First mortgage bonds                                                                (75,000)             -         (45,447)
     Pollution control bonds                                                             (13,020)           (10)            (10)
     Other long-term debt                                                                      -              -         (55,000)
Increase (decrease) in notes payable, net                                                 13,000              -               -
Payment of preferred stock dividends                                                      (2,005)        (3,287)         (4,899)
Payment of common stock dividends                                                        (51,700)       (49,400)        (43,900)
Miscellaneous                                                                             (2,429)        (1,804)         (2,932)
--------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                                   (27,636)       (62,019)        (72,161)
--------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                                   (3,105)        (2,626)         (5,583)
Cash and Cash Equivalents at Beginning of Year                                             4,432          7,058          12,641
--------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                            $      1,327    $     4,432     $     7,058
================================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the period for--
     Interest (net of amount capitalized)                                           $     26,133    $    22,297     $    21,467
     Income taxes                                                                         26,847         33,450          34,072
--------------------------------------------------------------------------------------------------------------------------------
( ) Denotes use of cash.
The accompanying notes are an integral part of these statements.


BALANCE SHEETS
At December 31, 1998 and 1997
Mississippi Power Company 1998 Annual Report

=============================================================================================================================
ASSETS                                                                                             1998                 1997
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                        (in thousands)

Utility Plant:
Plant in service, at original cost (Notes 1 and 6)                                          $ 1,553,112          $ 1,518,402
Less accumulated provision for depreciation                                                     583,957              559,098
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                969,155              959,304
Construction work in progress                                                                    51,517               41,083
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                                         1,020,672            1,000,387
-----------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                                                      979                  650
-----------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                                                         1,327                4,432
Receivables--
   Customer accounts receivable                                                                  29,829               32,220
   Regulatory clauses under recovery                                                              8,042                7,619
   Other accounts and notes receivable                                                           12,495                8,666
   Affiliated companies                                                                          10,946                7,398
   Accumulated provision for uncollectible accounts                                                (621)                (698)
Fossil fuel stock, at average cost                                                               16,418               10,651
Materials and supplies, at average cost                                                          18,735               19,452
Current portion of accumulated deferred income taxes                                              4,248                8,379
Prepayments                                                                                       1,651                1,791
Vacation pay deferred                                                                             4,717                5,030
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                                           107,787              104,940
-----------------------------------------------------------------------------------------------------------------------------
Deferred Charges:
Debt expense and loss, being amortized                                                           13,713               12,234
Deferred charges related to income taxes (Note 8)                                                22,697               21,906
Long-term notes receivable                                                                        2,072                2,837
Workforce Reduction Plan                                                                         12,748               18,236
Miscellaneous                                                                                     8,937                5,639
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                                            60,167               60,852
-----------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                $ 1,189,605          $ 1,166,829
=============================================================================================================================
The accompanying notes are an integral part of these statements.


BALANCE SHEETS (continued)
At December 31, 1998 and 1997
Mississippi Power Company 1998 Annual Report
=============================================================================================================================
CAPITALIZATION AND LIABILITIES                                                                     1998                 1997
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                           (in thousands)
Capitalization (See accompanying statements):
Common stock equity                                                                       $     391,231        $     387,824
Preferred stock                                                                                  31,809               31,896
Company obligated mandatorily redeemable preferred securities of
  subsidiary trust holding Company Junior Subordinated Notes (Note 9)                            35,000               35,000
Long-term debt                                                                                  292,744              291,665
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                                           750,784              746,385
-----------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Long-term debt due within one year (Note 10)                                                     50,020               35,020
Notes payable                                                                                    13,000                    -
Accounts payable--
   Affiliated companies                                                                           8,788                8,548
   Regulatory clauses over recovery                                                               4,412               15,476
   Other                                                                                         47,113               34,065
Customer deposits                                                                                 3,272                3,225
Taxes accrued--
   Federal and state income                                                                       1,124                1,101
   Other                                                                                         31,379               33,859
Interest accrued                                                                                  2,955                4,098
Miscellaneous                                                                                    11,753               12,797
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                                           173,816              148,189
-----------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 8)                                                      143,852              134,645
Accumulated deferred investment tax credits                                                      25,913               27,121
Deferred credits related to income taxes (Note 8)                                                37,277               38,203
Postretirement benefits other than pension                                                       25,869               25,145
Accumulated provision for property damage (Note 1)                                                  910               13,991
Workforce Reduction Plan                                                                         13,051               15,700
Miscellaneous                                                                                    18,133               17,450
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                                           265,005              272,255
-----------------------------------------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 2, 3, 4, and 5)
Total Capitalization and Liabilities                                                      $   1,189,605        $   1,166,829
=============================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF CAPITALIZATION
At December 31, 1998 and 1997
Mississippi Power Company 1998 Annual Report
===========================================================================================================================
                                                                          1998            1997        1998         1997
---------------------------------------------------------------------------------------------------------------------------
                                                                              (in thousands)       (percent of total)
Common Stock Equity:
Common stock, without par value --
       Authorized -- 1,130,000 shares
       Outstanding -- 1,121,000 shares in
           1998 and 1997                                           $    37,691     $    37,691
Paid-in capital                                                        179,474         179,389
Premium on preferred stock                                                 326             327
Retained earnings  (Note 11)                                           173,740         170,417
---------------------------------------------------------------------------------------------------------------------------
Total common stock equity                                              391,231         387,824        52.1 %       52.0 %
---------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock:
$100 par value --
       Authorized -- 1,244,139 shares
       Outstanding -- 318,090 shares in 1998 and
           318,955 shares in 1997
           4.40% to 4.72%                                                3,421           3,492
           6.32% to 7.00%                                               28,388          28,404
---------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $2,013,000)                       31,809          31,896         4.2          4.3
---------------------------------------------------------------------------------------------------------------------------
Company Obligated Mandatorily
       Redeemable Preferred Securities (Note 9):
       $25 liquidation value -- 7.75%                                   35,000          35,000
---------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $2,713,000)                       35,000          35,000         4.7          4.7
---------------------------------------------------------------------------------------------------------------------------
Long-Term Debt:
First mortgage bonds --
       Maturity                    Interest Rates
       1998                        5.38%                                     -          35,000
       2000                        6.63%                                     -          40,000
       2004                        6.60%                                35,000          35,000
       2023                        7.45%                                35,000          35,000
       2025                        6.88%                                30,000          30,000
Pollution control obligations --
       Collateralized:
           5.65% to 5.80% due 2007-2023                                 26,805          39,825
           4.00% to 5.25% due 2020-2025                                 33,900          33,900
       Non-collateralized:
           Variable rate (5.25% at 1/1/99) due 2028                     13,520               -
Other long-term notes payable--
       6.05% due 2003                                                   35,000               -
       6.75% due 2038                                                   55,000               -
       Adjustable rates (5.71% to 5.79%) due 1999-2000                  80,000          80,000
Unamortized debt premium (discount), net                                (1,461)         (2,040)
---------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
       requirement--$21,131,000)                                       342,764         326,685
Less amount due within one year (Note 10)                               50,020          35,020
---------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                    292,744         291,665        39.0         39.0
---------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                               $   750,784     $   746,385       100.0 %      100.0 %
===========================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1998, 1997, and 1996
Mississippi Power Company 1998 Annual Report

======================================================================================================================
                                                                              1998             1997              1996
----------------------------------------------------------------------------------------------------------------------
                                                                                         (in thousands)

Balance at Beginning of Period                                       $     170,417    $     166,282     $     157,459
Net income after dividends on preferred stock                               55,105           54,010            52,723
Cash dividends on common stock                                             (51,700)         (49,400)          (43,900)
Preferred stock transactions  and other, net                                   (82)            (475)                -
----------------------------------------------------------------------------------------------------------------------
Balance at End of Period (Note 11)                                   $     173,740    $     170,417     $     166,282
======================================================================================================================


STATEMENTS OF PAID-IN CAPITAL
For the Years Ended December 31, 1998, 1997, and 1996

======================================================================================================================
                                                                              1998             1997              1996
----------------------------------------------------------------------------------------------------------------------
                                                                                         (in thousands)

Balance at Beginning of Period                                       $     179,389    $     179,389     $     179,362
Contributions to capital by parent company                                      85                -                27
----------------------------------------------------------------------------------------------------------------------
Balance at End of Period                                             $     179,474    $     179,389     $     179,389
======================================================================================================================
The accompanying notes are an integral part of these statements.


NOTES TO FINANCIAL STATEMENTS
Mississippi Power Company 1998 Annual Report


1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

General

Mississippi Power Company is a wholly owned subsidiary of Southern Company, which is the parent company of five operating companies, Southern Company Services (SCS), Southern Communications Services (Southern LINC), Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), and Southern Energy Solutions, and other direct and indirect subsidiaries. The operating companies (Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company) provide electric service in four southeastern states. Contracts among the companies--dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power--are regulated by the Federal Energy Regulatory Commission (FERC) and/or the Securities and Exchange Commission. SCS provides, at cost, specialized services to Southern Company and to the subsidiary companies. Southern LINC provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Worldwide, Southern Energy develops and manages electricity and other energy related projects, including domestic energy trading and marketing. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Energy Solutions develops new business opportunities related to energy products and services.

    Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. Mississippi Power is also subject to regulation by the FERC and the Mississippi Public Service Commission
(MPSC). The Company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the respective commissions. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and the actual results may differ from those estimates.

    Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Regulatory Assets and Liabilities

Mississippi Power is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets as of December 31 relate to:

                                             1998         1997
                                       -------------------------
                                          (in thousands)
Deferred income taxes                    $ 22,697     $ 21,906
Vacation pay                                4,717        5,030
Workforce reduction plan of
  1997                                     12,748       18,236
Premium on reacquired debt                  9,304        9,508
Deferred environmental costs                1,500        1,583
Property damage reserve                      (910)     (13,991)
Deferred income tax credits               (37,277)     (38,203)
Other, net                                 (2,538)      (2,982)
----------------------------------------------------------------
Total                                    $ 10,241     $  1,087
================================================================

    In the event that a portion of the Company's operations is no longer subject to the provisions of FASB Statement No. 71, the Company would be required to write off the net regulatory assets and liabilities related to that portion of operations that are not specifically recoverable through regulated rates. In addition, the Company would be required to determine any impairment to other assets, including plant, and write down the assets, if impaired, to their fair value.

Revenues

The Company currently operates as a vertically integrated utility providing electricity to retail customers within its traditional service area located within the state of Mississippi, and to wholesale customers in the southeast.

Mississippi Power Company 1998 Annual Report


Revenues, less affiliated transactions, by type of service were as follows:

                                  1998         1997         1996
                           --------------------------------------
                                       (in thousands)
Retail                        $442,567     $417,242     $414,126
Wholesale                      121,225      105,141       99,596
Other                           13,054       11,062        8,477
-----------------------------------------------------------------
Total                         $576,846     $533,445     $522,199
-----------------------------------------------------------------

Mississippi Power accrues revenues for service rendered but unbilled at the end of each fiscal period. The Company's retail and wholesale rates include provisions to adjust billings for fluctuations in fuel costs, the energy component of purchased power costs and certain other costs. Retail rates also include provisions to adjust billings for fluctuations in costs for ad valorem taxes and certain qualifying environmental costs. Revenues are adjusted for differences between actual allowable amounts and the amounts included in rates.

    The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. For all periods presented, uncollectible accounts continued to average less than 1 percent of revenues.

Depreciation

Depreciation of the original cost of depreciable utility plant in service is provided by using composite straight-line rates which approximated 3.3 percent in 1998, 1997, and 1996. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected cost of removal of facilities.

Income Taxes

Mississippi Power uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Utility Plant

Utility plant is stated at original cost. This cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. If applicable, the cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense except for the maintenance of coal cars and a portion of the railway track maintenance, which are charged to fuel stock. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

The Company's financial instruments for which the carrying amount did not equal fair value at December 31 were as follows:

                                       Carrying          Fair
                                         Amount         Value
                                   ---------------------------
                                          (in millions)
Long-term debt
 At December 31, 1998                      $343          $348
 At December 31, 1997                      $327          $330
Capital trust preferred
securities:
 At December 31, 1998                       $35           $36
 At December 31, 1997                        35            36
--------------------------------------------------------------

    The fair value for long-term debt and preferred securities was based on either closing market price or closing price of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when used or installed.

Mississippi Power Company 1998 Annual Report


Provision for Property Damage

Mississippi Power is self-insured for the cost of storm, fire and other uninsured casualty damage to its property, including transmission and distribution facilities. As permitted by regulatory authorities, the Company provided for such costs by charges to income of $1.5 million in each of the years 1998, 1997 and 1996. The cost of repairing damage resulting from such events that individually exceed $50 thousand is charged to the accumulated provision to the extent it is available. Effective January 1995, regulatory treatment by the MPSC allowed a maximum accumulated provision of $18 million.

    Hurricane Georges struck Mississippi's service area on September 28, 1998, causing power outages and widespread flooding in certain counties. Current estimates place the cost of repairing Mississippi's damaged facilities at approximately $16.4 million, of which $1.5 million is expected to be recovered from insurance. Substantially all of the cost ($13.9 million) was charged to the property damage reserve; income will not be significantly affected by these restoration costs. As of December 31, 1998, the accumulated provision amounted to $0.9 million.

2.  RETIREMENT BENEFITS

Mississippi Power has a defined benefit, trusteed, pension plan that covers substantially all regular employees. The Company provides certain medical care and life insurance benefits for retired employees. Substantially all these employees may become eligible for such benefits when they retire. The Company funds trusts to the extent deductible under federal income tax regulations or to the extent required by the MPSC. In 1998, the Company adopted FASB Statement No. 132 Employers' Disclosure about Pensions and Other Postretirement Benefits The measurement date is September 30 for each year.

Pension Plan

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                              Projected
                                         Benefit Obligations
                                     ----------------------------
                                             1998           1997
-----------------------------------------------------------------
                                           (in thousands)
Balance at beginning of year             $132,131       $127,834
Service cost                                3,848          4,015
Interest cost                               9,613          9,407
Benefits paid                              (7,845)        (5,384)
Actuarial (gain) loss and
    employee transfers                      5,060         (3,571)
Effect of workforce reduction                   -           (170)
-----------------------------------------------------------------
Balance at end of year                   $142,807       $132,131
=================================================================

                                             Plan Assets
                                     ----------------------------
                                             1998           1997
-----------------------------------------------------------------
                                           (in thousands)
Balance at beginning of year              $207,457      $179,658
Actual return on plan assets                 1,252        33,718
Benefits paid                               (7,845)       (5,385)
Employee transfers                          (2,764)         (534)
-----------------------------------------------------------------
Balance at end of year                    $198,100      $207,457
=================================================================

    The accrued pension costs recognized in the Balance Sheets were as follows:

                                               1998            1997
--------------------------------------------------------------------
                                                (in thousands)
Funded status                               $ 55,293       $ 75,326
Unrecognized transition obligation            (4,359)        (4,903)
Unrecognized prior service cost                5,405          5,818
Unrecognized net gain                        (56,590)       (78,936)
--------------------------------------------------------------------
Accrued liability recognized in the
    Balance Sheets                          $   (251)      $  2,695
====================================================================

Mississippi Power Company 1998 Annual Report


    Components of the plans' net periodic cost were as follows:

                                       1998       1997        1996
------------------------------------------------------------------
                                          (in thousands)
Service cost                       $  3,848   $  4,015    $  3,842
Interest cost                         9,613      9,407       9,310
Expected return on
    Plan assets                     (13,817)   (12,805)    (12,562)
Recognized net gain                  (1,956)    (1,729)     (1,202)
Net amortization                       (131)      (119)       (232)
-------------------------------------------------------------------
Net pension income                 $ (2,443)  $ (1,231)   $   (844)
===================================================================

    The weighted average rates assumed in the actuarial calculations for both the pension plans and postretirement benefits were:

                                               1998       1997
 ---------------------------------------------------------------
 Discount                                      6.75%      7.50%
 Annual salary increase                        4.25       5.00
 Long-term return on plan assets               8.50       8.50
 ---------------------------------------------------------------

Postretirement Benefits

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                              Projected
                                         Benefit Obligations
                                     ----------------------------
                                             1998           1997
-----------------------------------------------------------------
                                           (in thousands)
Balance at beginning of year              $43,417        $41,108
Service cost                                  806            867
Interest cost                               3,162          2,922
Benefits paid                              (2,302)        (1,495)
Actuarial loss and
    employee transfers                      2,177          2,824
Effect of work force reduction                  -         (2,809)
-----------------------------------------------------------------
Balance at end of year                    $47,260        $43,417
=================================================================

                                             Plan Assets
                                     ----------------------------
                                             1998           1997
-----------------------------------------------------------------
                                           (in thousands)
Balance at beginning of year              $12,189        $10,210
Actual return on plan assets                  176          1,661
Employer contributions                      2,716          1,813
Benefits paid                              (2,302)        (1,495)
-----------------------------------------------------------------
Balance at end of year                    $12,779        $12,189
=================================================================

    The accrued postretirement costs recognized in the Balance Sheets were as follows:

                                                   1998         1997
--------------------------------------------------------------------
                                                (in thousands)
Funded status                                  $(34,481)    $(31,228)
Unrecognized transition obligation                4,967        5,313
Unrecognized net loss (gain)                      1,010       (1,980)
Fourth quarter contributions                        577          728
--------------------------------------------------------------------
Accrued liability recognized in the
    Balance Sheets                             $(27,927)    $(27,167)
======================================================================

    Components of the plans' net periodic cost were as follows:

                                      1998        1997       1996
------------------------------------------------------------------
                                          (in thousands)
Service cost                        $  806      $  867     $  958
Interest cost                        3,162       2,922      2,830
Expected return on
    plan assets                       (989)       (815)      (696)
Recognized net (gain) loss               -          (7)        18
Net amortization                       346         362        362
------------------------------------------------------------------
Net postretirement cost             $3,325      $3,329     $3,472
==================================================================

Mississippi Power Company 1998 Annual Report


    An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 8.30 percent for 1998, decreasing gradually to 4.75 percent through the year 2005 and remaining at that level thereafter. An annual increase or decrease in the assumed medical care cost trend rate of 1 percent would increase the accumulated benefit obligation and the service and interest cost components at December 31, 1998 as follows:

                                      1 Percent      1 Percent
                                       Increase      Decrease
-------------------------------------------------- --------------
                                           (in thousands)
Benefit obligation                       $3,128       $(2,652)
Service and interest costs                  281          (236)
-----------------------------------------------------------------

Workforce Reduction Programs

    In 1997, approximately one hundred employees of Mississippi Power accepted the terms of a workforce reduction plan. The total cost to be incurred in connection with this voluntary plan is expected to be $18.2 million, including a $2.5 million pension and postretirement benefits curtailment loss. The MPSC approved the deferral and amortization of these program costs over a period not to exceed 60 months beginning no later than July 1998. The unamortized balance of this program was $12.7 million at December 31, 1998.

3.  LITIGATION AND REGULATORY MATTERS

Retail Rate Adjustment Plans

Mississippi Power's retail base rates are set under a Performance Evaluation Plan (PEP) approved by the MPSC in 1994. PEP was designed with the objective that the plan would reduce the impact of rate changes on the customer and provide incentives for Mississippi Power to keep customer prices low. PEP includes a mechanism for sharing rate adjustments based on the Company's ability to maintain low rates for customers and on the Company's performance as measured by three indicators that emphasize price and service to the customer. PEP provides for semiannual evaluations of Mississippi's performance-based return on investment. Any change in rates is limited to 2 percent of retail revenues per evaluation period. PEP will remain in effect until the MPSC modifies or terminates the plan. In September 1996, the MPSC under PEP approved a retail revenue increase of $4.5 million (1.06 percent of annual retail revenue) which became effective in October 1996. There were no PEP retail revenue changes for 1998 or 1997.

FERC Reviews Equity Returns

    On September 21, 1998, the FERC entered separate orders affirming the outcome of its administrative law judge's opinions in two proceedings in which the return on common equity component contained in substantially all of the operating companies' wholesale formula rate contracts was being challenged as unnecessarily high. These orders resulted in no change in the wholesale contracts. The FERC also dismissed a complaint filed by the three customers under long-term power sales agreements seeking to lower the equity return component in such agreements. These customers have filed applications for rehearing regarding each FERC order. In response to a requirement of the September 1998 FERC orders, Southern Company filed a new equity return component on the long-term power sales contracts, to be effective January 5, 1999. The proposed equity return was lowered from 13.75 percent to 12.5 percent. The FERC placed the new rates into effect subject to refund. Also this filing was consolidated with the new proceeding discussed below.

    On December 28, 1998, the FERC staff filed a motion asking the FERC to initiate a new proceeding regarding the equity return and other issues involving the operating companies' formula rate contracts. The motion was submitted pursuant to review procedures applicable to these contracts, and would be applicable to billings under such contracts on and after January 1, 1999.

Environmental Compliance Overview Plan

The MPSC approved Mississippi Power's Environmental Compliance Overview Plan
(ECO) in 1992. The plan establishes procedures to facilitate the MPSC's overview of the Company's environmental strategy and provides for recovery of costs (including costs of capital) associated with environmental projects approved by the MPSC. Under the ECO Plan any increase in the annual revenue requirement is limited to 2 percent of retail revenues. However, the plan also provides for carryover of any amount over the 2 percent limit into the next year's revenue requirement. In 1997, the Company's filing with the MPSC under the ECO Plan resulted in an annual retail rate increase of $0.9 million. The 1998 ECO filing resulted in a small decrease in customer prices.

Mississippi Power Company 1998 Annual Report


    Mississippi Power conducts studies, when possible, to determine the extent of any required environmental remediation. Should such remediation be determined to be probable, reasonable estimates of costs to clean up such sites are developed and recognized in the financial statements. A currently owned site where manufactured gas plant operations were located prior to the Company's ownership is being investigated for potential remediation. In recognition of probable remediation, the Company in 1995 recorded a liability and a deferred debit (regulatory asset) of $1.8 million, including feasibility study costs. The Company recognizes such costs as they are incurred and recovers them under the ECO Plan as provided in the Company's 1995 ECO order. As of December 31, 1998, the balance in the liability and regulatory asset accounts was $1.5 million. The remedial investigation has been approved by the Mississippi Department of Environmental Quality. The site is scheduled to be remediated in 1999. The Company currently estimates the remediation costs to be approximately $1.5 million before recovery from potentially responsible parties.

Approval for New Capacity

In January of 1998, the Company was granted a Certificate of Public
Convenience and Necessity by the MPSC to build approximately 1,000 megawatts of combined cycle generation at the Company's Plant Daniel site, to be placed in service by June 2001. In December 1998, the Company requested approval to transfer the ownership rights under the certificate to Escatawpa Funding, Limited Partnership, which will lease the facility to the Company (see Note 4, Construction Program). The Company also requested approval from the MPSC to exclude the costs of the new facility from retail rate base and to assign the Company's existing generating capacity to its retail business, beginning in 2001. In January 1999, the Company and Mississippi Public Utility Staff entered a stipulation covering the details of cost allocation and ratemaking to effect this change. In February 1999, the Commission held hearings on this matter and subsequently granted the Company's request, as modified by the stipulation.

4.  CONSTRUCTION PROGRAM

Mississippi Power is engaged in continuous construction programs, the costs of which are currently estimated to total $67 million in 1999, $52 million in 2000, and $45 million in 2001.

    The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing costs of labor, equipment and materials; and cost of capital. Significant construction will continue related to transmission and distribution facilities, the upgrading of generating plants, and the addition of combined cycle generation.

    In February 1999, the Company signed an interim construction agency agreement with Escatawpa Funding ("Escatawpa"), a limited partnership, that calls for the Company to design and construct, as agent for Escatawpa, a 1064 megawatt natural gas combined cycle facility. On or before April 30, 1999, Escatawpa and the Company anticipate entering into an Agreement for Lease (which will supersede the interim construction agency agreement), and a Lease Agreement. It is anticipated that the total project will cost approximately $406 million. Upon project completion, the Company will lease the facility from Escatawpa. If the anticipated lease arrangement is not reached, the Company will either exercise its purchase option or Escatawpa will sell the facility to a third party.

5.  FINANCING AND COMMITMENTS

Financing

Mississippi Power's construction program is expected to be financed from internal and other sources, such as the issuance of additional long-term debt and preferred securities and the receipt of capital contributions from Southern Company.

    The amounts of first mortgage bonds and preferred stock that can be issued in the future will be contingent upon market conditions, adequate earnings levels, regulatory authorizations and other factors.

    At December 31, 1998, Mississippi Power had total committed credit agreements with banks for $96.3 million. At year-end 1998, the unused portion of these committed credit agreements was $76.3 million. These credit agreements expire at various dates in 1999 and in 2000. Some of these agreements allow short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first

Mississippi Power Company 1998 Annual Report


calendar quarter after the applicable termination date or at an earlier date at the Company's option. In connection with these credit arrangements, the Company agrees to pay commitment fees based on the unused portions of the commitments or to maintain compensating balances with the banks. At December 31, 1998, the Company had $13 million of short-term borrowings outstanding.

Assets Subject to Lien

Mississippi Power's mortgage indenture dated as of September 1, 1941, as amended and supplemented, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company's fixed property and franchises.

Lease Agreements

In 1984, Mississippi Power and Gulf States Utilities (now Entergy) entered into a forty-year transmission facilities agreement whereby Entergy began paying a use fee to the Company covering all expenses relative to ownership and operation and maintenance of a 500 kV line, including amortization of its original $57 million cost. For the three years ended 1998 use fees collected under this agreement, net of related expenses, amounted to $3.4 million each year, and are included within Other Income in the Statements of Income.

    In 1989, Mississippi Power entered into a twenty-two year lease agreement for the use of 495 aluminum railcars. In 1994, a second lease agreement for the use of 250 additional aluminum railcars was also entered into for twenty-two years. The Company has the option to purchase the 745 railcars at the greater of lease termination value or fair market value, or to renew the leases at the end of the lease term. In 1997, a third lease agreement for the use of 360 railcars was also entered into for three years, with a monthly renewal option for up to an additional nine months. All of these leases, totaling 1,105 railcars, were for the transport of coal at Plant Daniel.

    Gulf Power, as joint owner of Plant Daniel, is responsible for one half of the lease cost. The Company's share (50%) of the leases, charged to fuel inventory, was $2.8 million in 1998, $2.0 million in 1997, and $1.7 million in 1996. The Company's annual lease payments for 1999 through 2003 will average approximately $2.2 million and after 2003, lease payments total in aggregate approximately $16 million.

Fuel and Purchased Power Commitments

To supply a portion of the fuel requirements of its generating plants, Mississippi Power has entered into various long-term commitments for the procurement of fuel. In most cases, these contracts contain provisions for price escalations, minimum production levels, and other financial commitments.

    Total estimated obligations at December 31, 1998, were as follows:

    Year                                       Fuel
  --------                                --------------
                                           (in millions)
    1999                                       $111
    2000                                         80
----------------------------------------------------------
    Total commitments                          $191
----------------------------------------------------------

Additional commitments for fuel will be required in the future to supply the Company's fuel needs.

     In 1996, Mississippi Power entered into agreements to purchase options for summer peaking power for the years 1997 through 2000. The Company has purchased options from power marketers for up to 250 megawatts of peaking power in 1997; 300 megawatts in 1998; 250 megawatts in 1999; and 400 megawatts in 2000. In 1997and 1998, Mississippi Power exercised its option to purchase 250 megawatts and 300 megawatts of peaking capacity respectively. In June 1997, the MPSC approved Mississippi Power's request that it be allowed to earn a return on the capacity portion of this agreement. Mississippi Power expects to exercise its option to purchase 250 megawatts of summer peaking capacity in 1999.

Mississippi Power Company 1998 Annual Report


6.  JOINT OWNERSHIP AGREEMENTS

Mississippi Power and Alabama Power own as tenants in common Units 1 and 2 at Greene County Electric Generating Plant located in Alabama; and Mississippi Power and Gulf Power own as tenants in common Daniel Electric Generating Plant located in Mississippi.

     At December 31, 1998, Mississippi Power's percentage ownership and investment in these jointly owned facilities were as follows:


                                            Company's
 Generating         Total      Percent        Gross         Accumulated
    Plant          Capacity   Ownership     Investment      Depreciation
-------------     ---------   ---------    ------------     ------------
                (Megawatts)                 (in thousands)
 Greene
   County
  Units 1 and  2      500       40%         $ 60,868           $27,767

 Daniel             1,000       50%          219,082            99,006
 --------------------------------------------------------------------------

    Mississippi Power's share of plant operating expenses is included in the corresponding operating expenses in the Statements of Income.

7.  LONG-TERM POWER SALES AGREEMENTS

Mississippi Power and the other operating affiliates of Southern Company have long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. Because the energy is generally sold at cost under these agreements, profitability is primarily affected by revenues from capacity sales. The capacity revenues have been $10,389 in 1998; $8,000 in 1997; and none in 1996.

8.  INCOME TAXES

At December 31, 1998, the tax-related regulatory assets and liabilities were $23 million and $37 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

    Details of the federal and state income tax provisions are shown below:

                                     1998        1997       1996
                                ----------------------------------
                                           (in thousands)
 Total provision for
    income taxes
 Federal --
    Currently payable             $20,500     $27,651    $29,888
    Deferred  --current year        7,007       8,171     13,816
              --reversal of
               prior years          2,435      (9,236)   (14,913)
 -----------------------------------------------------------------
                                   29,942      26,586     28,791
 -----------------------------------------------------------------
 State --
    Currently payable               2,544       5,537      3,588
    Deferred  --current year        1,568       1,756      4,727
              --reversal of
               prior years            610      (2,499)    (3,556)
 -----------------------------------------------------------------
                                    4,722       4,794      4,759
 -----------------------------------------------------------------
 Total                             34,664      31,380     33,550
 Less income taxes charged
    to other income                   165        (588)       932
 -----------------------------------------------------------------
 Federal and state
    income taxes charged
    to operations                 $34,499     $31,968    $32,618
 =================================================================

Mississippi Power Company 1998 Annual Report


    The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities are as follows:

                                        1998             1997
                                   ----------------------------
                                           (in thousands)
 Deferred tax liabilities:
    Accelerated depreciation        $153,768         $149,941
    Basis differences                  9,642           10,037
    Other                             26,038           25,097
 ---------------------------------------------------------------
 Total                               189,448          185,075
 ---------------------------------------------------------------
 Deferred tax assets:
    Other property
     basis differences                22,391           23,139
    Pension and
     other benefits                    9,441            9,803
    Property insurance                 1,526            5,351
    Unbilled fuel                      2,080              802
    Other                             14,406           19,714
 ---------------------------------------------------------------
 Total                                49,844           58,809
 ---------------------------------------------------------------
 Net deferred tax
    liabilities                      139,604          126,266
 Portion included in
    current assets, net                4,248            8,379
 ---------------------------------------------------------------
 Accumulated deferred
    income taxes in the
    Balance Sheets                  $143,852         $134,645
 ===============================================================

    Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $1.2 million in 1998, $1.2 million in 1997, and $1.4 million in 1996. At December 31, 1998, all investment tax credits available to reduce federal income taxes payable had been utilized.

    A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                       1998     1997           1996
                                 ----------------------------------
 Federal statutory rate               35.00%   35.00%         35.00%
 State income tax, net of
    federal deduction                  3.34     3.51           3.39
 Non-deductible book
    depreciation                        .47      .47            .46
 Other                                (1.04)   (3.60)         (2.05)
 ------------------------------------------------------------------
 Effective income tax rate            37.77%   35.38%        36.80%
 ==================================================================

    Southern Company files a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

9.    COMPANY OBLIGATED MANDATORILY
      REDEEMABLE PREFERRED SECURITIES

In February 1997, Mississippi Power Capital Trust I (Trust I), of which the Company owns all the common securities, issued $35 million of 7.75 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust I are $36 million aggregate principal amount of the Company's 7.75 percent junior subordinated notes due February 15, 2037.

    The Company considers that the mechanisms and obligations relating to the preferred securities, taken together, constitute a full and unconditional guarantee by Mississippi Power Capital Trust for the obligation with respect to the preferred securities.

    The Trust is a subsidiary of the Company, and accordingly is consolidated in the Company's financial statements.

10. LONG-TERM DEBT DUE WITHIN ONE YEAR

A summary of the improvement fund requirements and scheduled maturities and redemptions of long-term debt due within one year is as follows:

                                               1998        1997
                                             -------------------
                                                (in thousands)
 Bond improvement fund requirement           $ 1,000     $1,750
 Less:  Portion to be satisfied by
       certifying property additions           1,000      1,750
 ---------------------------------------------------------------
 Cash sinking fund requirement                     -          -
 Redemptions of first mortgage bonds               -     35,000
 Current portion of other long-term debt      50,000
 Pollution control bond cash
    sinking fund requirements                     20         20
 ---------------------------------------------------------------
 Total                                       $50,020    $35,020
 ===============================================================
                                       26

NOTES (continued()
Mississippi Power Company 1998 Annual Report

    The first mortgage bond improvement fund requirement is one percent of each outstanding series authenticated under the indenture of Mississippi Power prior to January 1 of each year, other than first mortgage bonds issued as collateral security for certain pollution control obligations. The requirement must be satisfied by June 1 of each year by depositing cash or reacquiring bonds, or by pledging additional property equal to 166-2/3 percent of such requirement.

11. COMMON STOCK DIVIDEND RESTRICTIONS

Mississippi Power's first mortgage bond indenture and the corporate charter contain various common stock dividend restrictions. At December 31, 1998, approximately $118 million of retained earnings was restricted against the payment of cash dividends on common stock under the most restrictive terms of the mortgage indenture or corporate charter.

12. QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial data for 1998 and 1997 are as follows:

                                                         Net Income
                                                    After Dividends
                         Operating     Operating       On Preferred
Quarter Ended             Revenues        Income              Stock
--------------------------------------------------------------------
                                     (in thousands)
March 1998                $122,156       $15,367             $8,388
June 1998                  156,612        20,123             13,713
September 1998             191,699        34,167             28,309
December 1998              124,664        10,715              4,696

March 1997                $116,903       $17,132            $10,645
June 1997                  128,915        19,340             12,618
September 1997             171,874        30,441             25,163
December 1997              125,896        11,043              5,584
--------------------------------------------------------------------

    Mississippi Power's business is influenced by seasonal weather conditions and the timing of rate changes.

SELECTED FINANCIAL AND OPERATING DATA
Mississippi Power Company 1998 Annual Report

===========================================================================================================================
                                                                                     1998           1997            1996
---------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands)                                                $595,131       $543,588        $544,029
Net Income after Dividends
     on Preferred Stock (in thousands)                                            $55,105        $54,010         $52,723
Cash Dividends on Common Stock (in thousands)                                     $51,700        $49,400         $43,900
Return on Average Common Equity (percent)                                            14.2           14.0            13.9
Total Assets (in thousands)                                                    $1,189,605     $1,166,829      $1,142,327
Gross Property Additions (in thousands)                                           $68,231        $55,375         $61,314
---------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                              $391,231       $387,824        $383,734
Preferred stock                                                                    31,809         31,896          74,414
Preferred stock subject to mandatory redemption                                         -              -               -
Company obligated mandatorily redeemable preferred securities                      35,000         35,000               -
Long-term debt                                                                    292,744        291,665         326,379
---------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                    $750,784       $746,385        $784,527
===========================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                  52.1           52.0            48.9
Preferred stock                                                                       4.2            4.3             9.5
Company obligated mandatorily redeemable preferred securities                         4.7            4.7               -
Long-term debt                                                                       39.0           39.0            41.6
---------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                       100.0          100.0           100.0
===========================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                  -              -               -
Retired                                                                            75,000              -          45,447
Preferred Stock (in thousands):
Issued                                                                                  -              -               -
Retired                                                                                87         42,518               -
Company Obligated Mandatorily Redeemable
     Preferred Securities (in thousands):
Issued                                                                                  -         35,000               -
---------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                          Aa3            Aa3             Aa3
     Standard and Poor's                                                              AA-            AA-              A+
     Duff & Phelps                                                                    AA-            AA-             AA-
Preferred Stock -
     Moody's                                                                           a1             a1              a1
     Standard and Poor's                                                                A              A               A
     Duff & Phelps                                                                     A+             A+              A+
---------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                       156,530        156,650         154,630
Commercial                                                                         31,319         31,667          30,366
Industrial                                                                            587            642             639
Other                                                                                 200            200             200
----------------------------------------------------------------------------------------------------------------------------
Total                                                                             188,636        189,159         185,835
===========================================================================================================================
Employees (year-end)                                                                1,230          1,245           1,363
---------------------------------------------------------------------------------------------------------------------------


SELECTED FINANCIAL AND OPERATING DATA
Mississippi Power Company 1998 Annual Report

==============================================================================================================================
                                                                          1995           1994            1993            1992
------------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands)                                     $516,553       $499,162        $474,883        $434,447
Net Income after Dividends
     on Preferred Stock (in thousands)                                 $52,531        $49,157         $42,436         $36,790
Cash Dividends on Common Stock (in thousands)                          $39,400        $34,100         $29,000         $28,000
Return on Average Common Equity (percent)                                14.26          14.38           14.09           13.27
Total Assets (in thousands)                                         $1,148,953     $1,123,711      $1,050,334        $791,283
Gross Property Additions (in thousands)                                $67,570       $104,014        $139,976         $68,189
------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                   $374,884       $361,753        $321,768        $280,640
Preferred stock                                                         74,414         74,414          74,414          74,414
Preferred stock subject to mandatory redemption                              -              -               -               -
Company obligated mandatorily redeemable preferred securities                -              -               -               -
Long-term debt                                                         288,820        306,522         250,391         238,650
------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                         $738,118       $742,689        $646,573        $593,704
==============================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                       50.8           48.7            49.8            47.3
Preferred stock                                                           10.1           10.0            11.5            12.5
Company obligated mandatorily redeemable preferred securities                -              -               -               -
Long-term debt                                                            39.1           41.3            38.7            40.2
------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                            100.0          100.0           100.0           100.0
==============================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                  30,000         35,000          70,000          40,000
Retired                                                                  1,625         32,628          51,300         104,703
Preferred Stock (in thousands):
Issued                                                                       -              -          23,404          35,000
Retired                                                                      -              -          23,404               -
Company Obligated Mandatorily Redeemable
     Preferred Securities (in thousands):
Issued                                                                       -              -               -               -
------------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                               Aa3            Aa3              A1              A1
     Standard and Poor's                                                    A+             A+              A+              A+
     Duff & Phelps                                                         AA-             A+              A+              A+
Preferred Stock -
     Moody's                                                                a1             a1              a1              a1
     Standard and Poor's                                                     A              A               A               A
     Duff & Phelps                                                          A+              A               A               A
------------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                            154,014        152,891         151,692         150,248
Commercial                                                              29,903         29,276          28,648          28,056
Industrial                                                                 642            650             570             573
Other                                                                      194            189             190             189
------------------------------------------------------------------------------------------------------------------------------
Total                                                                  184,753        183,006         181,100         179,066
==============================================================================================================================
Employees (year-end)                                                     1,421          1,535           1,586           1,619
------------------------------------------------------------------------------------------------------------------------------



                                       29A

SELECTED FINANCIAL AND OPERATING DATA
Mississippi Power Company 1998 Annual Report
============================================================================================================================-
                                                                         1991           1990            1989            1988
-----------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands)                                    $432,386       $446,871        $442,650        $437,939
Net Income after Dividends
     on Preferred Stock (in thousands)                                $22,627        $34,176         $38,576         $36,081
Cash Dividends on Common Stock (in thousands)                         $28,500        $27,500         $27,000         $27,600
Return on Average Common Equity (percent)                                8.17          12.36           14.43           14.03
Total Assets (in thousands)                                          $790,641       $800,026        $786,570        $779,319
Gross Property Additions (in thousands)                               $53,675        $49,009         $43,916         $54,550
-----------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                  $273,855       $279,833        $273,157        $261,473
Preferred stock                                                        39,414         39,414          39,414          39,414
Preferred stock subject to mandatory redemption                             -          3,750           4,500           5,250
Company obligated mandatorily redeemable preferred securities               -              -               -               -
Long-term debt                                                        304,150        270,724         277,693         287,525
-----------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                        $617,419       $593,721        $594,764        $593,662
=============================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                      44.4           47.1            45.9            44.1
Preferred stock                                                           6.4            7.3             7.4             7.5
Company obligated mandatorily redeemable preferred securities               -              -               -               -
Long-term debt                                                           49.2           45.6            46.7            48.4
-----------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                           100.0          100.0           100.0           100.0
=============================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                 50,000              -               -               -
Retired                                                                     -          4,000           3,823               -
Preferred Stock (in thousands):
Issued                                                                      -              -               -               -
Retired                                                                 4,118            750             750           1,500
Company Obligated Mandatorily Redeemable
     Preferred Securities (in thousands):
Issued                                                                      -              -               -               -
-----------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                               A1             A1              A1              A1
     Standard and Poor's                                                   A+             A+              A+              A+
     Duff & Phelps                                                         A+             A+              A+               5
Preferred Stock -
     Moody's                                                               a1             a1              a1              a1
     Standard and Poor's                                                    A              A               A               A
     Duff & Phelps                                                          A              A               A               6
-----------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                           148,978        147,738         147,308         146,750
Commercial                                                             27,441         27,134          26,867          26,751
Industrial                                                                562            574             525             478
Other                                                                     400            411             404             399
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                 177,381        175,857         175,104         174,378
=============================================================================================================================
Employees (year-end)                                                    1,630          1,842           1,750           1,831
-----------------------------------------------------------------------------------------------------------------------------

                                       29B


SELECTED FINANCIAL AND OPERATING DATA (continued)
Mississippi Power Company 1998 Annual Report

-------------------------------------------------------------------------------------------------------------------------
                                                                                     1998           1997            1996
-------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands):
Residential                                                                      $157,642       $138,608        $137,055
Commercial                                                                        145,677        134,208         131,734
Industrial                                                                        135,039        140,233         141,324
Other                                                                               4,209          4,193           4,013
-------------------------------------------------------------------------------------------------------------------------
Total retail                                                                      442,567        417,242         414,126
Sales for resale - non-affiliates                                                 121,225        105,141          99,596
Sales for resale - affiliates                                                      18,285         10,143          21,830
-------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                          582,077        532,526         535,552
Other revenues                                                                     13,054         11,062           8,477
---------------------------------------------------------------------------------------------------------  --------------
Total                                                                            $595,131       $543,588        $544,029
=========================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                     2,248,915      2,039,042       2,079,611
Commercial                                                                      2,623,276      2,407,520       2,315,860
Industrial                                                                      3,729,166      3,981,875       3,960,243
Other                                                                              39,772         40,508          39,297
-------------------------------------------------------------------------------------------------------------------------
Total retail                                                                    8,641,129      8,468,945       8,395,011
Sales for resale - non-affiliates                                               3,157,837      2,895,182       2,726,993
Sales for resale - affiliates                                                     552,142        478,884         693,510
-------------------------------------------------------------------------------------------------------------------------
Total                                                                          12,351,108     11,843,011      11,815,514
=========================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                          7.01           6.80            6.59
Commercial                                                                           5.55           5.57            5.69
Industrial                                                                           3.62           3.52            3.57
Total retail                                                                         5.12           4.93            4.93
Total sales                                                                          4.71           4.50            4.53
Residential Average Annual Kilowatt-Hour Use Per Customer                          14,375         13,132          13,469
Residential Average Annual Revenue Per Customer                                 $1,007.68        $892.68         $887.66
Plant Nameplate Capacity Ratings (year-end) (megawatts)                             2,086          2,086           2,086
Maximum Peak-Hour Demand (megawatts):
Winter                                                                              1,740          1,922           2,030
Summer                                                                              2,339          2,209           2,117
Annual Load Factor (percent)                                                         58.0           59.1            60.7
Plant Availability - Fossil-Steam (percent)                                          90.0           92.4            91.8
-------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                 66.0           70.0            70.4
Oil and gas                                                                          15.0           13.0            12.0
Purchased power -
     From non-affiliates                                                              8.0            3.0             6.5
     From affiliates                                                                 11.0           14.0            11.1
-------------------------------------------------------------------------------------------------------------------------
Total                                                                               100.0          100.0           100.0
=========================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                                10,261         10,078          10,038
Cost of fuel per million BTU (cents)                                               157.93         153.32          156.08
Average cost of fuel per net kilowatt-hour generated (cents)                         1.62           1.54            1.57
-------------------------------------------------------------------------------------------------------------------------


SELECTED FINANCIAL AND OPERATING DATA (continued)
Mississippi Power Company 1998 Annual Report

===========================================================================================================================
                                                                       1995           1994            1993            1992
---------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands):
Residential                                                        $134,286       $124,257        $118,793        $109,781
Commercial                                                          131,034        124,716         115,152         107,131
Industrial                                                          140,947        142,268         130,198         117,010
Other                                                                 3,914          3,882           3,760           3,533
---------------------------------------------------------------------------------------------------------------------------
Total retail                                                        410,181        395,123         367,903         337,455
Sales for resale - non-affiliates                                    91,820         88,122          83,511          80,213
Sales for resale - affiliates                                         7,691          9,538          15,519          10,055
---------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                            509,692        492,783         466,933         427,723
Other revenues                                                        6,861          6,379           7,950           6,724
---------------------------------------------------------------------------------------------------------------------------
Total                                                              $516,553       $499,162        $474,883        $434,447
===========================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                       2,040,608      1,922,217       1,929,835       1,804,858
Commercial                                                        2,242,163      2,100,625       1,933,685       1,811,042
Industrial                                                        3,813,456      3,847,011       3,623,543       3,536,634
Other                                                                38,559         38,147          38,357          38,261
---------------------------------------------------------------------------------------------------------------------------
Total retail                                                      8,134,786      7,908,000       7,525,420       7,190,795
Sales for resale - non-affiliates                                 2,493,519      2,555,914       2,544,982       2,687,917
Sales for resale - affiliates                                       243,554        174,342         426,919         280,443
---------------------------------------------------------------------------------------------------------------------------
Total                                                             0,871,859     10,638,256      10,497,321      10,159,155
===========================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                            6.58           6.46            6.16            6.08
Commercial                                                             5.84           5.94            5.96            5.92
Industrial                                                             3.70           3.70            3.59            3.31
Total retail                                                           5.04           5.00            4.89            4.69
Total sales                                                            4.69           4.63            4.45            4.21
Residential Average Annual Kilowatt-Hour Use Per Customer            13,307         12,611          12,780          12,066
Residential Average Annual Revenue Per Customer                     $875.69        $815.21         $786.71         $733.90
Plant Nameplate Capacity Ratings (year-end) (megawatts)               2,086          2,086           2,011           2,011
Maximum Peak-Hour Demand (megawatts):
Winter                                                                1,637          1,636           1,401           1,386
Summer                                                                2,095          1,874           1,872           1,755
Annual Load Factor (percent)                                           60.0           63.4            60.0            60.8
Plant Availability - Fossil-Steam (percent)                            92.1           85.4            88.0            92.0
---------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                   58.0           56.0            63.5            60.4
Oil and gas                                                            15.2           10.2             7.6             5.8
Purchased power -
     From non-affiliates                                                2.4            1.2             1.3             1.2
     From affiliates                                                   24.4           32.6            27.6            32.6
---------------------------------------------------------------------------------------------------------------------------
Total                                                                 100.0          100.0           100.0           100.0
===========================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                  10,249         10,295          10,075           9,888
Cost of fuel per million BTU (cents)                                 160.48         165.96          170.13          162.27
Average cost of fuel per net kilowatt-hour generated (cents)           1.64           1.71            1.71            1.60
---------------------------------------------------------------------------------------------------------------------------

                                       31A


SELECTED FINANCIAL AND OPERATING DATA (continued)
Mississippi Power Company 1998 Annual Report

===========================================================================================================================
                                                                       1991           1990            1989            1988
---------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands):
Residential                                                        $103,820       $102,243        $100,068         $96,711
Commercial                                                          103,666        103,352         103,403          98,772
Industrial                                                          116,972        123,754         128,983         123,038
Other                                                                 5,869          6,078           5,992           5,874
---------------------------------------------------------------------------------------------------------------------------
Total retail                                                        330,327        335,427         338,446         324,395
Sales for resale - non-affiliates                                    78,826         86,194          82,111          75,525
Sales for resale - affiliates                                        18,044         20,157          16,938          33,747
---------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                            427,197        441,778         437,495         433,667
Other revenues                                                        5,189          5,093           5,155           4,272
---------------------------------------------------------------------------------------------------------------------------
Total                                                              $432,386       $446,871        $442,650        $437,939
===========================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                       1,832,266      1,804,838       1,741,855       1,686,722
Commercial                                                        1,768,441      1,718,074       1,686,302       1,607,988
Industrial                                                        3,297,247      3,311,460       3,204,208       2,879,457
Other                                                                89,375         85,938          87,611          86,049
---------------------------------------------------------------------------------------------------------------------------
Total retail                                                      6,987,329      6,920,310       6,719,976       6,260,216
Sales for resale - non-affiliates                                 2,706,320      2,883,581       2,798,086       2,280,341
Sales for resale - affiliates                                       617,696        714,365         527,970       1,100,808
---------------------------------------------------------------------------------------------------------------------------
Total                                                             0,311,345     10,518,256      10,046,032       9,641,365
===========================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                            5.67           5.66            5.74            5.73
Commercial                                                             5.86           6.02            6.13            6.14
Industrial                                                             3.55           3.74            4.03            4.27
Total retail                                                           4.73           4.85            5.04            5.18
Total sales                                                            4.14           4.20            4.35            4.50
Residential Average Annual Kilowatt-Hour Use Per Customer            12,338         12,228          11,842          11,499
Residential Average Annual Revenue Per Customer                     $699.11        $692.70         $680.32         $659.30
Plant Nameplate Capacity Ratings (year-end) (megawatts)               2,011          1,998           1,998           1,966
Maximum Peak-Hour Demand (megawatts):
Winter                                                                1,267          1,201           1,556           1,284
Summer                                                                1,682          1,724           1,682           1,621
Annual Load Factor (percent)                                           61.5           59.0            58.8            57.6
Plant Availability - Fossil-Steam (percent)                            89.8           93.3            94.0            93.0
---------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                   64.1           62.6            63.4            86.3
Oil and gas                                                             8.1           14.0            13.5             4.8
Purchased power -
     From non-affiliates                                                0.7            0.8             0.5             0.4
     From affiliates                                                   27.1           22.6            22.6             8.5
---------------------------------------------------------------------------------------------------------------------------
Total                                                                 100.0          100.0           100.0           100.0
===========================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                  10,142         10,319          10,159          10,220
Cost of fuel per million BTU (cents)                                 177.52         183.27          178.38          185.13
Average cost of fuel per net kilowatt-hour generated (cents)           1.80           1.89            1.81            1.89
---------------------------------------------------------------------------------------------------------------------------



                                       31B